EXHIBIT 10.1

STRATEGIC CO-PRODUCTION AGREEMENT

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TABLE OF CONTENTS

5.5	Assignment; Change of Control	6

5.6	Amendment; Modification	6

5.7	Governing Law	7

5.8	Compliance with Applicable Laws	7

5.9	Press Release; Use of Trademarks	7

5.10	Severability	7

5.11	Construction	7

5.12	Third Party Beneficiaries	8

5.13	Further Assurances	8

5.14	Remedies	8

5.15	Counterparts	8

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STRATEGIC CO-PRODUCTION AGREEMENT
This STRATEGIC CO-PRODUCTION AGREEMENT (this “Agreement”), dated as of April 4, 2014 (the “Effective Date”), is made by and between Pacira Pharmaceuticals, Inc., a California corporation having its principal place of business at 5 Sylvan Way, Parsippany, NJ 07054, United States (“Pacira”), and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, Wiltshire SN35BZ, United Kingdom (“Patheon”). Pacira and Patheon are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Pacira has a commercial interest in the manufacture, packaging and commercialization of a bupivacaine liposome injectable suspension delivered through Pacira’s proprietary DepoFoam® technology, which is presently sold in the United States by Pacira under the trademark EXPAREL® and may be sold in the future in and outside of the United States under the EXPAREL® trademark or any other trademarks, by Pacira or its licensees (the “Product”);
WHEREAS, Patheon has expertise and experience in manufacturing and packaging pharmaceutical products and is interested in providing manufacturing services to Pacira in connection with the Product;
WHEREAS, Pacira has a commercial interest in controlling, exploiting and optimizing its proprietary know-how of the chemistry, process, and engineering required to manufacture DepoFoam®-based products, and therefore desires to act as a co-production party to the EXPAREL® manufacturing process;
WHEREAS, the Parties desire to collaborate with each other to maximize the value of Pacira’s EXPAREL® franchise;
WHEREAS, the Parties are executing a quality agreement which would define the ultimate responsibilities of the Parties with respect to the quality assurance of the Product manufactured for Pacira (the “Quality Agreement”), an agreement pursuant to which Patheon would undertake certain technical transfer and construction services in order to validate and scale up Pacira’s technology package and prepare Patheon’s facilities for the manufacture and packaging of the Product (the “Technical Transfer Agreement”); and an agreement pursuant to which Patheon would undertake the manufacturing and supply of the Products on behalf of Pacira (the “Manufacturing and Supply Agreement”)(all of such Agreements being sometimes referred to collectively as the “Agreements”); and
NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS
Any term note defined hereunder shall have the meaning ascribed to such term in the Manufacturing and Supply Agreement or the Technical Transfer Agreement.
ARTICLE II.     AGREEMENTS BETWEEN THE PARTIES
2.1    Quality Agreement. Pacira and Patheon shall enter into the Quality Agreement as described in the Manufacturing and Supply Agreement.
2.2    Technical Transfer Agreement. Pacira and Patheon shall enter into the Technical Transfer Agreement attached as Exhibit 2.2.
2.3    Manufacturing and Supply Agreement. Pacira and Patheon shall enter into the Manufacturing and Supply Agreement attached as Exhibit 2.3 (the “Manufacturing and Supply Agreement”).
2.4    Confidentiality Agreement. Pacira and Patheon shall enter into the Confidentiality Agreement attached as Exhibit 2.4.
ARTICLE III.     STEERING COMMITTEE
3.1    Generally. The Parties desire to establish a steering committee (the “Steering Committee”) to oversee the Agreements and to facilitate communications between the Parties with respect thereto. The Steering Committee shall have the responsibilities and authority allocated to it in this ARTICLE III. The Steering Committee shall have the obligation to exercise its authority consistent with the respective purpose for the Steering Committee as stated herein and any such decisions shall be made in good faith.
3.2    Formation and Purpose. Promptly following the Effective Date, the Parties shall confer and then create a Steering Committee. The Steering Committee shall have authority, subject to Section 3.5 to oversee the priorities and budgets (not less than on a quarterly basis), to oversee manufacturing and controls for the Products, to review and approve all associated regulatory filings and correspondence under the Agreements (including reviewing and approving itemized budgets with respect to the foregoing), to approve the projects and plans of any subcommittee it establishes consistent with this authority and to review any concerns either Party may have concerning the Project Manager or other key employees employed by the Parties to provide the Services under the Technical Transfer Agreement and Manufacturing and Supply Agreement.
3.3    General Steering Committee Membership and Procedure.
(a)    Membership. Each Party shall designate an equal number of representatives (not to exceed three (3) for each Party) to the Steering Committee with appropriate expertise to serve as members of the Steering Committee. The Steering Committee representatives must all be employees of such Party or an Affiliate of such Party, with the caveat that each Party may designate for the Steering Committee up to one (1) representative who is not an employee if : (i) such non-employee representative agrees in writing to be bound to the terms of this Agreement for the treatment and ownership of confidential information of the Parties, and (ii) the other Party consents to the designation of such non-employee representative, which consent shall not be unreasonably withheld. Each Party may replace its Steering Committee representatives at any time upon written notice to the other Party. The Steering Committee shall have a chairperson which shall be appointed by Pacira. The chairperson of the Steering Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the Steering Committee, and preparing and issuing minutes of each meeting within fifteen (15) days thereafter.
(b)    Meetings. The Steering Committee shall be constituted and the first meeting of the Steering Committee shall be held promptly following the Effective Date, with the Steering Committee considering finalization and approval of workplans prepared by the Parties for inclusion and commencement under the Agreements. Otherwise, the Steering Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months. Meetings of the Steering Committee may be held in person or by means of telecommunication (telephone, video, or web conferences). To the extent that the Steering Committee holds any meetings in person, the Parties will alternate in designating the location for such in-person meetings, with Pacira selecting the first meeting location for the Steering Committee. A reasonable number of additional representatives of a Party may attend meetings of the Steering Committee in a non-voting capacity. Each Party shall be responsible for all of its own expenses of participating in the Steering Committee.
(c)    Meeting Agendas. Each Party will disclose to the other proposed agenda items along with appropriate information at least three (3) business days in advance of each meeting of the Steering Committee; provided, that a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for the Steering Committee meeting.
(d)    Limitations of Steering Committee Powers. The Steering Committee shall have only such powers as are specifically delegated to it hereunder or from time to time as agreed to in writing by the mutual consent of the Parties and shall not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, the Steering Committee shall not have any power to amend the Agreements. Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 4.7 below. Additionally, no member of the Steering Committee shall be able to vote in the Steering Committee and thereby bind its respective Party on any material matter except as otherwise properly authorized, approved, or delegated by such Party in accord with Section 3.5.
3.4    Steering Committee Decision-Making. If the Steering Committee is unable to reach unanimous consent on a particular matter within thirty (30) days of its initial consideration of such matter, then either Party may provide written notice of such dispute to the Chief Executive Officer of the other Party. The Chief Executive Officers of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss the dispute and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to the Chief Executive Officers.

(a)    Restrictions. Neither Party shall exercise its right to finally resolve a dispute at the Steering Committee in accordance with this Section 3.4 in a manner that (i) excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) expands the obligations of the other Party under this Agreement; (iii) negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iv) purports to resolve any dispute involving the breach or alleged breach of this Agreement; (v) resolves a matter if the provisions of this Agreement specify that mutual agreement is required for such matter; or (vi) would require the other Party to perform any act that is inconsistent with applicable law.
3.5    Authorization of Steering Committee Representatives. Each representative serving on the Steering Committee shall be responsible for ensuring that he or she acts only as duly authorized by its respective Party and obtains any advance approvals, delegations, or other authorizations from his or her respective Party in advance of making any Steering Committee votes. Any Steering Committee representative shall only be able to bind its respective appointing Party via any Steering Committee vote or other material Steering Committee activity to the extent such vote or other activity has been previously approved by the Party, is within the authority duly delegated to the representative by the respective Party, or is otherwise authorized by its respective Party as may be required by that Party’s corporate charter or bylaws, or by its board of directors. Any action or vote taken without valid authority shall be considered null and void and shall be without effect unless subsequently approved by a vote in accord with this Section 3.5.
ARTICLE IV.     MISCELLANEOUS
4.1    Notices. Notwithstanding that advance notification of any notices or other communications may be given by facsimile or electronic mail transmission, all notices or other communications that shall or may be given pursuant to this Agreement shall be in writing and shall be deemed to be effective (a) when delivered if sent by registered or certified mail, return receipt requested, or (b) on the next business day, if sent by overnight courier, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice) with postage or delivery charges prepaid:
If to Pacira:
Pacira Pharmaceuticals, Inc.
Attn: Legal Affairs Department – Kristen Williams
Telephone:
Facsimile:

If to Patheon:
Patheon UK Limited
Attn: Executive Director & General Manager
Kingfisher Drive, Covingham
Swindon, Wiltshire SN3 5BZ
England
Facsimile:

with copy to
Legal Director.

4.2    Independent Contractor. The Parties to this Agreement are independent contractors. Nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer and employee, partners, principal, and agent or a joint venture. Neither Party shall have the power to bind or obligate the other Party nor shall either Party hold itself out as having such authority.
4.3    Waiver. No waiver by either Party of any provision or breach of this Agreement shall constitute a waiver by such Party of any other provision or breach, and no such waiver shall be effective unless made in writing and signed by an authorized representative of the Party against whom waiver is sought. No course of conduct or dealing between the Parties will act as a modification or waiver of any provision of this Agreement. Either Party’s consent to or approval of any act of the other Party shall not be deemed to render unnecessary the obtaining of that Party’s consent to or approval of any subsequent act by the other Party.
4.4    Entire Agreement. This Agreement (together with all Exhibits and Schedules hereto, which are hereby incorporated by reference), the Manufacturing and Supply Agreement, the Quality Agreement, the Confidentiality Agreement, and the Technical Transfer Agreement constitute the final, complete, and exclusive agreement between the Parties relating to the subject matter hereof and supersede all prior conversations, understandings, promises, and agreements relating to the subject matter hereof. Neither Party has relied upon any communications, representations, terms or promises, verbal or written, not set forth herein.
4.5    Assignment; Change of Control
4.6    Amendment; Modification. This Agreement may not be amended, modified, altered, or supplemented except by a writing signed by both Parties. No modification of any nature to this Agreement and no representation, agreement, arrangement, or other communication shall be binding on the Parties unless such is expressly contained in writing and executed by the Parties as an amendment to this Agreement. This Agreement may not be amended in any respect by any purchase order, invoice, acknowledgment, or other similar printed document issued by either Party.

4.7    Governing Law.
(a)    The laws of England, whether procedural or substantive (but excluding application of any choice of law provisions contained therein) shall apply to all matters pertaining only to title to and ownership of the Facility and its appurtenances including, without limitation, all rights therein and the creation, exercise and extinction of such rights, obligations and liabilities. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the English Courts. For the avoidance of doubt, except with respect to any rights set forth in Schedule 10.6 of the Manufacturing and Supply Agreement, the Parties agree that nothing in this Agreement shall (i) grant Pacira any property ownership rights in the Facility or (ii) shall constitute a lease to the Facility.
(b)    In all other respects, this Agreement shall be construed under and governed by the laws of the State of New York, New York, U.S.A. without regard to the application of principles of conflicts of law. In relation to such matters, both Parties shall submit to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York.
(c)    The Parties expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods, if applicable.
4.8    Compliance with Applicable Laws. Each Party and its Affiliates, and their respective representatives, shall comply with all applicable laws, rules and regulations in the performance of their obligations under this Agreement. Without limiting the foregoing, each Party and its Affiliates, and their respective representatives, shall comply with export control laws and regulations of the country of Manufacture and of the United States. Neither Party nor its Affiliates (or representatives) shall, directly or indirectly, without prior U.S. government authorization, export, re-export, or transfer the Product to any country subject to a U.S. trade embargo, to any resident or national of any country subject to a U.S. trade embargo, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specifically Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury. In so far as the same applies to a Party or its Affiliates, each Party and its Affiliates and respective representatives shall comply with the requirements of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).
4.9    Press Releases; Use of Trademarks. The Parties agree not to disclose any terms or conditions of this Agreement to any third party without the prior consent of the other Party, save as permitted pursuant to the Confidentiality Agreement. Neither Party shall (i) issue a press release or make any other public statement that references this Agreement or (ii) use the other Party’s or the other Party’s Affiliates’ names or trademarks for publicity or advertising purposes, except with the prior written consent of the other Party, save as permitted pursuant to the Confidentiality Agreement or Securities and Exchange Commission filings which are required by Applicable Law, in which instance both Parties shall work together in good faith to agree the disclosure to be made having due and proper regard to their legal obligations. Each Party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission or any other governmental or regulatory agencies, including requests for confidential treatment of Proprietary Information of either Party included in any such disclosure.

4.10    Severability. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision to the extent it is found to be unenforceable or invalid shall be severed and the remainder of the provision and this Agreement will continue in full force and effect. The Parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for any invalid or unenforceable provision, taking in to account the Parties’ original intent of this Agreement.
4.11    Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of tins Agreement; (e) “or” is disjunctive but not necessarily exclusive; and (f) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party hereto.
4.12    Third Party Beneficiaries. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.
4.13    Further Assurances. Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such additional assignments, agreements, documents, and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
4.14    Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original. Electronic or Facsimile signatures shall be treated as original signatures.
The remainder of this page is left blank intentionally.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PATHEON UK LIMITED:		PACIRA PHARMACEUTICALS, INC.:

By:	/s/ James Mullen	By:	/s/ David Stack

Name:	James Mullen	Name:	David Stack

Title:	CEO	Title:	President, CEO and Chairman

[Signature Page of Strategic Co-Production Agreement]

Exhibit 2.2

Technical Transfer Agreement

SEE EXHIBIT 10.3 TO PACIRA PHARMACEUTICALS, INC.’S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2014

Exhibit 2.3

Manufacturing and Supply Agreement

SEE EXHIBIT 10.2 TO PACIRA PHARMACEUTICALS, INC.’S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2014